Exhibit 99.2

SCOLR Pharma, Inc. Announces Positive Top-Line Results From Pivotal Clinical Trial Evaluating Efficacy of Extended-Release Ibuprofen

Pivotal Phase III Trial Primary Endpoints Achieved for SCOLR’s 12 Hour Ibuprofen

BOTHELL, WA., November 6, 2008, - SCOLR Pharma, Inc. (AMEX: DDD) today reported favorable top-line results from its pivotal Phase III trial to evaluate the safety and efficacy of its 12 hour CDT® 600 mg. extended-release (ER) ibuprofen for the over-the-counter (OTC) market. The trial incorporated FDA special protocol assessment design elements, met both co-primary endpoints (p<0.0001), and had no significant adverse events.

As previously reported, the Company successfully completed two Phase III trials comparing the blood levels of its 12 hour extended-release ibuprofen to three 200 mg Motrin® (immediate-release reference standard) tablets. In the current pivotal Phase III efficacy study performed at a single center in the United States, of the 306 patients screened, 256 patients received study medication. This randomized, placebo-controlled, double-blind, parallel group study was designed to evaluate the efficacy and safety of multiple doses of ibuprofen 600mg ER in dental pain following third molar extraction. The first primary endpoint was to demonstrate analgesic efficacy for the 8-12 hour period after the first dose of SCOLR’s ER ibuprofen as compared to placebo. The second primary endpoint measured the durability of effect of SCOLR’s formulation by the proportion of subjects in the ibuprofen ER group with meaningful improvement in pain intensity from baseline at all three assessment periods of 24, 36, and 48 hours. Both endpoints achieved positive, statistically significant results, at the p<0.0001 level.

Stephen Turner, the Company’s Chief Technical Officer, commented, “We are extremely pleased with these critically important results. In addition to the primary outcomes, we also achieved important secondary endpoints, including confirmed single dose onset of pain relief within one hour of the first dose, and then maintained efficacy over the full twelve hours following the patients’ dental surgery.”

Turner further stated, “We look forward to sharing the full results and analyses of this study at future business and scientific meetings as we receive the final clinical study report from our contract research organization, AAIPharma, Inc., in early 2009.”

Ibuprofen is an analgesic typically used for the treatment of pain, fever and inflammation and is currently sold in immediate-dose products as Advil® and Motrin®, among others, as well as generically. Total global OTC sales of the analgesic market in which the 12-hour ibuprofen product will compete are estimated at more than $8 billion, according to IMS Review Plus data. The Company estimates the annual U.S. sales of immediate-release OTC ibuprofen products exceeds $1 billion.

About the Study

The Company treated 256 patients at a single center in the United States. The randomized, placebo-controlled, double-blind, parallel group study was designed to evaluate the efficacy and safety of multiple doses of ibuprofen 600mg ER in dental pain following third molar extraction. It is anticipated that the data from this trial will be used to support a submission to the U.S. Food and Drug Administration (FDA) for product approval in the United States. If approved, the Company believes its ibuprofen product would be the first and only OTC 12-hour, extended-release ibuprofen product on the market in the United States. Additional information about the clinical trial can be found at www.clinicaltrials.gov. As previously reported, the Company will also be required to complete a consumer use study prior to submission of its U.S. product approval application.

About SCOLR Pharma

Based in Bothell, Washington, SCOLR Pharma, Inc. is a specialty pharmaceutical company. SCOLR Pharma’s corporate objective is to combine its formulation expertise and its patented CDT platform to develop novel pharmaceutical, over-the-counter (OTC), and nutritional products. Our CDT drug delivery platform is based on multiple issued and pending patents and other intellectual property for the programmed release or enhanced performance of active pharmaceutical ingredients and nutritional products. For more information on SCOLR Pharma, please call 425.368.1050 or visit http://www.scolr.com/.

This press release contains forward-looking statements (statements which are not historical facts) within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation statements related to the timing and success of clinical trials and regulatory applications. These forward-looking statements involve risks and uncertainties, including activities, events or developments that we expect, believe or anticipate will or may occur in the future. A number of factors could cause actual results to differ from those indicated in the forward-looking statements, including our ability to successfully develop new formulations and complete research and development, including pre-clinical and clinical studies, our ability to raise additional funds, the continuation of arrangements with our product development partners and customers, competition, government regulation and approvals, and general economic conditions. For example, if our clinical trials are not successful or take longer to complete than we expect, we may not be able to develop and commercialize our products and we may not obtain regulatory approval for our products, which would materially impair our ability to generate revenue. Additional assumptions, risks and uncertainties are described in detail in our registration statements, reports and other filings with the Securities and Exchange Commission. Such filings are available on our website or at www.sec.gov. You are cautioned that such statements are not guarantees of future performance and that actual results or developments may differ materially from those set forth in the forward-looking statements. We undertake no obligation to publicly update or revise forward-looking statements to reflect subsequent events or circumstances.

Contacts:
Investor Relations:
Cameron Associates
Kevin McGrath
212.245.4577
Kevin@cameronassoc.com